Exhibit 99.1

Purchase, New York - May 8, 2008 - Nutrition 21, Inc. (Nasdaq: NXXI), the developer and marketer of nutritional supplements under the Iceland Health®, Chromax®, Advanced Memory Formula™ and Diabetes Essentials™ - brands that help consumers manage blood sugar levels, improve cardiovascular health, enhance memory and reduce chronic joint pain, today announced financial results for the third quarter of fiscal year 2008 ended March 31, 2008.

For the quarter ended March 31, 2008, the company reported total revenues of $10.8 million compared to $15.8 million in the comparable quarter a year ago. The year-ago quarter included a large one-time sale of Selenomax® High Selenium Yeast - without this sale, the year-ago revenues would have been $13.2 million.

The company reported a net loss of $8.2 million for the quarter ended March 31, 2008 or ($0.13) per fully diluted share compared to a loss of $2.2 million or ($0.04) per fully diluted share in the comparable quarter a year ago. Financial results for the quarter were impacted by approximately $3.2 million of one-time expenses, including a provision for inventory obsolescence within the retail business unit, a provision for possible settlements of outstanding litigations, and costs associated with the resignation of the former CEO.

At March 31, 2008, the company had $5.6 million in cash, investments and restricted cash compared to $9.5 million on December 31, 2007. For the quarter, net cash used in operating activities was ($2.4 million).

Total revenues for the nine months ended March 31, 2008 were $36.0 million compared to $29.6 million in the same period a year ago. The company’s net loss for the nine months ended March 31, 2008 was $16.0 million, or $(0.26) per fully diluted share, compared to $11.0 million, or $(0.19) per fully diluted share, in the comparable period a year ago.

During the quarter the Company appointed Gerard Butler and Michael Fink as interim co-chief executive officers. Both Mr. Butler and Mr. Fink were executives at Prestige Brands Holdings, Inc., a marketer and distributor of brand name over-the-counter healthcare, personal care and household cleaning products sold throughout the U.S., Canada, and in certain international markets. They previously worked for Block Drug Company. They have extensive experience in the consumer and nutraceutical industry.

Peter Mann, a Director and consultant to the Company, said, “Nutrition 21 has reached an important inflexion point in its development. Over the past 18 months, the company has invested heavily in developing its formulas, its patent positions and its consumer business - both in the retail and direct response business units. All of this accomplishment has come at a significant cost. We are now ready to begin reaping the fruits of that investment. Our new top management has been tasked with achieving positive EBITDA (a non-GAAP measure defined as net earnings before interest, taxes, depreciation and amortization) and positive cash flow while maintaining steady revenue growth. We’re pleased with the progress already made after only six weeks and are optimistic that future financial results will show an immediate and significant improvement.”

“Our strategic vision,” Michael Fink, co-chief executive officer of Nutrition 21, Inc., said, “is to leverage the Company’s significant expertise in the direct response business to more aggressively build the Iceland Health franchise. Over the next 12 months, we plan to support the Iceland Health business with strong marketing spends consistent with achieving profitability. Additionally, we plan to introduce new products into the direct response business. As these products prove successful in direct response, we will introduce them into retail distribution. We believe this strategy will generate greater efficiencies from the marketing dollars that we spend, enabling us to successfully create brand identity in a cost-effective manner.”

Gerard Butler, co-chief executive officer of Nutrition 21, said, “Over the course of the next six months, we intend to re-brand all of our existing products in the food, mass and drug channels under the Iceland Health name. Iceland Health has developed a strong franchise with consumers over the years, and this represents a significant opportunity for our existing products to benefit from Iceland Health’s reputation for quality and consumer loyalty. We believe this is another opportunity to leverage our marketing spend in a more efficient manner. Our expectation is to support the Iceland Health brand in direct and retail channels with strong marketing spending consistent with profitability.”

“On another front,” continued Mr. Butler, “in the future, we plan to expand our ingredient portfolio with unique formulations. Our customers have a large group of brand name products that feature our ingredients as ‘value-added’ components, including a number of brands that use our Chromax trademark on their labels. We expect to market our ingredients portfolio on a wider scale and attract more brand name products that can be enhanced by the addition of a Nutrition 21 ingredient.”

Mr. Fink added, “With a strong focus on managing cost and increasing operating efficiencies, we expect to successfully drive our products through both the direct-to-market and the retail channels in the most cost-efficient manner with the goal of achieving profitability at the earliest possible date.”

Mr. Mann concluded, “While it is the policy of Nutrition 21 not to provide detailed forward-looking financial guidance, the Company believes it is important for all investors to have reasonable visibility into the future outlook for the business. The Company expects that EBITDA will approach breakeven in the June 2008 quarter, while June quarter revenues are estimated to be in the same general range as the preceding quarter. Looking forward to the fiscal year ending June 30, 2009, the Company anticipates relatively stable revenues with consistently positive EBITDA.”

CONTACT:	Lytham Partners, LLC
Joe Diaz, Joe Dorame, Robert Blum
(602) 889-9700

Conference Call
The Company has scheduled a conference call to review the results of the quarter today (Thursday, May 8, 2008) at 8:30AM ET. Messrs. Mann, Fink, Butler and Kirschbaum will all participate in the call for Nutrition 21.

Participants can dial (866) 562-9910 or (706) 679-5064 to access the conference call, or can listen via a live Internet web cast, which can be found at http://www.nutrition21.com. A replay of the call is available by visiting http://www.nutrition21.com for the next 30 days or by calling (800) 642-1687 or (706) 645-9291, access code 43095471, through May 11, 2008.

About Nutrition 21
Nutrition 21, Inc. (NASDAQ: NXXI), headquartered in Purchase, NY, is a nutritional bioscience company and the maker of chromium picolinate-based and omega-3 fish oil-based supplements with health benefits substantiated by clinical research. Nutrition 21 holds more than 30 patents for nutrition products and uses. Nutrition 21’s portfolio of health and wellness brands include: Chromax®, Advanced Memory Formula™, Diabetes Essentials™, Iceland Health® Maximum Strength Omega-3 and Iceland Health® Joint Relief. The company also manufactures private label supplements and ingredients for third parties. Nutrition 21 distributes its products nationally through more than 29,000 major food, drug and super center retailers as well as internationally. For more information please visit http://www.nutrition21.com.

Safe Harbor Provision
 This press release may contain certain forward-looking statements. The words “believe,” “expect,” “anticipate” and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the company's filings with the Securities and Exchange Commission, including its Form 10-K/A for the year ended June 30, 2007. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

Financial Tables on following pages

# # #

NUTRITION 21, INC.

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2008	June 30, 2007
ASSETS

Current Assets
Cash, cash equivalents and short-term Investments	$1,581		$3,417
Restricted cash	1,000		---
Accounts receivable, net	4,792		1,918
Other receivables	419		344
Inventories	1,205		3,945
Prepaid expense and other current assets	1,449		1,369
Total Current Assets	10,446		10,993

Property and equipment, net	77		64
Patents, trademarks, and other intangibles, net	1,937		3,271
Other intangibles with indefinite lives	5,379		5,379
Goodwill	15,270		14,715
Other assets	2,058		272
Investments	3,000		---
Total Assets	$38,167		$34,694

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term borrowings	$1,808	$	---
Accounts payable	5,507		7,085
Accrued expenses	3,493		1,411
Deferred income	1,444		2,929
Series I convertible preferred stock	3,162		---
Long-term debt	2,396		2,342
Deferred income taxes	2,152		2,152
Series I convertible preferred stock	---		2,838
Series J convertible preferred stock	11,221		---
Total Liabilities	31,183		18,757

Stockholders’ Equity	6,984		15,937
Total Liabilities and Stockholders’ Equity	$38,167		$34,694

NUTRITION 21, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Net sales	$10,891	$15,658	$35,457	$29,171
Other revenues	(71)	107	569	380

TOTAL REVENUES	10,820	15,765	36,026	29,551

COSTS AND EXPENSES

Cost of revenues	6,064	4,790	14,056	9,194
Advertising and promotion expenses	8,568	10,249	28,277	21,933
General and administrative expenses	2,358	1,052	4,767	4,467
Research and development expenses	330	259	844	949
Depreciation and amortization	604	962	1,708	2,593

TOTAL COSTS AND EXPENSES	17,924	17,312	49,652	39,136

OPERATING LOSS	(7,104)	(1,547)	(13,626)	(9,585)

Interest income	95	115	241	375
Interest expense	(1,159)	(760)	(2,649)	(1,766)

LOSS BEFORE INCOME TAXES	(8,168)	(2,192)	(16,034)	(10,976)

Income taxes	7	4	13	10

NET LOSS	$(8,175)	$(2,196)	$(16,047)	$(10,986)

Basic and diluted loss per common share	$(0.13)	$(0.04)	$(0.26)	$(0.19)

Weighted average number of common shares - basic and diluted	62,176,175	59,524,369	61,796,508	56,616,985